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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires:  October 31, 2001|
                                                                                                        |Estimated average burden  |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940

(Print or Type Responses)

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|1.Name and Address of         | 2. Date of Event            | 4. Issuer Name and Tickler or Trading Symbol                        |
|  Reporting Person*           |    Requiring Statement      |                                                                     |
|                              |    (Month/Day/Year)         |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|------------------------------|                             |                                                                     |
|  (Last)   (First)    (MI)    |                             |                                                                     |
|                              |                             |                                                                     |
| Potts Craig                  | October 12, 2001            | Cash Systems, Inc., CSHS                                            |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|                              |                             |                                                                     |
|----------------------------------------------------------------------------------------------------------------------------------|
|(Street)                      | 3.IRS Identification Number | 5. Relationship of Reporting Person(s) to | 6. If Amendment, Date of|
|                              |   of Reporting Person, if an|    Issuer                                 |    Original             |
|                              |   entity (voluntary)        |    (Check all applicable)                 |    (Month/Day/Year)     |
| 3201 West County Road 42     |                             |                                           |                         |
| Suite 106                    |                             |  x  Director               x  10% Owner   |                         |
|                              |                             | ---                       ---             |                         |
|                              |                             |                                           |                         |
|------------------------------|                             |  x  Officer (give title       Other       |-------------------------|
| (City)   (State)    (Zip)    |                             | --- below)                --- (specify    | 7. Individual or Joint/ |
|                              |                             |                                below)     |    Group Filing (Check  |
|                              |                             |President, CEO                             |    Applicable Line)     |
| Burnsville, Minnesota 55306  |                             |-------------------------------------------|                         |
|                              |                             |                                           |  x  Form filed by One   |
|                              |                             |                                           | --- Reporting Person    |
|                              |                             |                                           |                         |
|                              |                             |                                           |     Form filed by More  |
|                              |                             |                                           | --- than One Person     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                      TABLE I - Non-Derivative Securities Beneficially Owned                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1.Title of Security          | 2. Amount of Securities Beneficially | 3. Ownership Form: Direct (D)    |4. Nature of Indirect    |
|   (Instr. 4)                 |    Owned                             |    or Indirect (I)               |   Beneficial Ownership  |
|                              |    (Instr. 4)                        |    (Instr. 5)                    |   (Instr. 5)            |
|----------------------------------------------------------------------------------------------------------------------------------|
| <s>                          | <c>                                  | <c>                              | <c>                     |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
| Common Stock                 |  9,045,000                           |      I                           | By Spouse               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
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|                              |                                      |                                  |                         |
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|                              |                                      |                                  |                         |
|                              |                                      |                                  |                         |
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|                              |                                      |                                  |                         |
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                                                                                                                       PAGE:  1 OF 2
FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2. Date Exer-       |3. Title and Amount of Securities  |4. Conversion  |5. Ownership Form   |6. Nature of Indirect    |
|Derivative|   cisable and      |   Underlying Derivative           |   or Exercise |   of Derivative    |   Beneficial Ownership  |
|Security  |   Expiration       |   Security (Instr. 4)             |   Price of    |   Securities:      |   (Instr. 5)            |
|(Instr. 4)|   Date             |                                   |   Derivative  |   Direct (D) or    |                         |
|          |   (Month/Day/Year) |                                   |   Security    |   Indirect (I)     |                         |
|          |--------------------------------------------------------|               |   (Instr. 5)       |                         |
|          |          |         |       Title        | Amount or    |               |                    |                         |
|          | Date     | Expira- |                    | Number of    |               |                    |                         |
|          | Exer-    | tion    |                    | Shares       |               |                    |                         |
|          | cisable  | Date    |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
| Options  | 9/26/01  | 9/25/11 | Common Stock       | 100,000      | $1.38         |      D             |                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|          |          |         |                    |              |               |                    |                         |
|          |          |         |                    |              |               |                    |                         |
|----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:









            /s/Craig Potts                                                           October 18, 2001
           ----------------------------------------------                          ----------------------
           **Signature of Reporting Person                                                  Date




 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
         See Instruction 6 for procedure.













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